UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 24, 2009
NAVISITE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-27597 (Commission File No.)	52-2137343 (IRS Employer Identification No.)

400 Minuteman Road Andover, Massachusetts (Address of principal executive offices)	01810 (Zip Code)
(978) 682-8300
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
As NaviSite, Inc. (the “Company”) previously disclosed, on November 6, 2008, the Company received notice from the Nasdaq Listing Qualifications Staff (the “Staff”) that the Company was not in compliance with Nasdaq Marketplace Rule 4310(c)(3) (the “Rule”), which requires the Company to have a minimum of $2,500,000 in stockholders’ equity, $35,000,000 market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years. On November 21, 2008, the Company submitted to the Staff a specific plan to achieve and sustain compliance with all Nasdaq Capital Market listing requirements.
On December 12, 2008, the Company received notice from the Staff granting the Company an extension until February 19, 2009 to regain compliance with the Rule. Under the terms of the extension, on or before February 19, 2009, the Company was required to furnish to the Securities and Exchange Commission and Nasdaq a publicly available filing evidencing its compliance with the Rule.
The Company did not regain compliance with the Rule on or prior to February 19, 2009 and, accordingly, on February 24, 2009, the Company received written notification (the “Staff Determination”) from The Nasdaq Stock Market stating that the Company’s common stock would be subject to delisting as a result of the deficiency unless the Company requests a hearing before a Nasdaq Listing Qualifications Panel (the “Panel”). The Staff Determination has no effect on the listing of the Company’s common stock at this time.
On March 3, 2009, the Company will request a hearing before the Panel to address the deficiency, which will stay any action with respect to the Staff Determination until the Panel renders a decision subsequent to the hearing. At the hearing, the Company intends to present a plan to regain compliance with the Rule. There can be no assurance that the Panel will grant the Company’s request for continued listing.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NaviSite, Inc.
Date: March 2, 2009
	By:	/s/ James W. Pluntze
James W. Pluntze
Chief Financial Officer